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INDEPENDENT AUDITORS' CONSENT

We consent to the use in Post-Effective Amendment No. 1 to Registration Statements No. 333-60115 for Morgan Stanley Dean Witter Charter Graham L.P., No. 333-60103 for Morgan Stanley Dean Witter Charter Millburn L.P., and No. 333-60097 for Morgan Stanley Dean Witter Charter Welton L.P. (collectively, the "Partnerships") on Form S-1 and our report dated July 13, 1999 relating to the statements of financial condition of the Partnerships as of January 31, 1999. We also consent to the use of our report dated January 11, 1999 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 1998 and 1997 appearing in the Supplement to the Prospectus, which is part of such Registration Statements, and to the reference to us under the heading "Experts" in such Supplement to the Prospectus.

New York, New York
July 22, 1999